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                                                                    Exhibit 1(c)

                OLD MUTUAL EQUITY GROWTH ASSETS SOUTH AFRICA FUND

                  Second Amendment to the Declaration of Trust

     The undersigned, being a majority of the Trustees of Old Mutual Equity Growth Assets South Africa Fund (the "TRUST"), a Massachusetts business trust, acting pursuant to Section 11.7 of the Declaration of Trust, dated September 1, 1995 (the "DECLARATION"), of the Trust, as amended by the First amendment to the Declaration of Trust dated as of May 27, 1996, hereby amend the said Declaration as follows:

     1. AMENDMENT. Section 11.7 of Article XI of the Declaration be, and it hereby is, amended in its entirety to read as follows*:

               SECTION 11.7. PRINCIPAL OFFICE AND REGISTERED AGENT. The name of the registered agent of the Trust is Melanie J. Saunders, 61 Front Street, Hamilton, Bermuda. The principal office of the Trust is 61 Front Street, Hamilton, Bermuda. The Trustees may, without the approval of Holders, change the registered agent of the Trust and the principal office of the Trust.

     2. CONFIRMATION OF DECLARATION. The Declaration as amended hereby is confirmed and reaffirmed in every particular.

     3. PROTECTION OF TRUSTEES. This amendment to the Declaration is not made by the Trustees of the Trust individually, but as Trustees under the Declaration, and the obligations under this amendment to the Declaration are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the trust estate.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration in Hamilton, Bermuda as of the fifth day of May, 1997

William Francois de la Harpe Beck
as Trustee and not individually

The Little House
3 Nahoon Avenue
Constantia 7800, South  Africa


* Because a Trustee of the Trust, William L. Boyan (John Hancock Mutual Life Company Limited, John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02116), is a resident of the Commonwealth of Massachusetts, the Declaration does not name a resident agent in the Commonwealth.
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     William L. Boyan   William L. Boyan
     as Trustee  and not individually

     John Hancock Mutual Life Company Limited
     John Hancock Place
     200 Clarendon Street
     Boston, Massachusetts 02116
     U.S.A.



     Thomas Haskins Davis
     as Trustee  and not individually

     Winchester Global Trust Company Limited
     Williams House
     20 Reid Street
     Hamilton, Bermuda

     Michel John Drew
     as Trustee  and not individually

     International Services Limited
     22 Church Street  Hamilton HM 11, Bermuda



     William Langley
     as Trustee  and not individually

     Old Mutual Asset Managers (Bermuda) Limited
     61 Front Street, Hamilton, Bermuda



     Michael John Levett
     as Trustee  and not individually

     South African Mutual Life Assurance Society
     Mutualpark, Jan Smuts Drive, Pinelands, South Africa



     Kenneth Rigby Williams
     as Trustee and not individually

     15 Lime Tree Walk Virginia Water Surrey, United Kingdom